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                                   EXHIBIT 99
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AT THE COMPANY
Daniel D. Viren, Senior Vice President-Finance  (614) 864-6400
Roy Youst, Director Corporate Communications  (614) 864-6400

FOR IMMEDIATE RELEASE
Friday, January 23, 2004

                  R.G. BARRY CORPORATION AMENDS LOAN AGREEMENT

PICKERINGTON, OHIO - FRIDAY, JANUARY 23, 2004 -R.G. BARRY CORPORATION (NYSE:RGB) said today that it has entered into an amendment to its revolving credit facility to increase credit availability for the month of January from $3.0 million to $9.0 million.

In exchange for the increased credit availability for January, the Company will grant a mortgage lien on the Company's headquarters facility in Pickerington, Ohio, as additional collateral for the loan.

 "While our results for fiscal 2003 have not been finalized, we had lower than planned shipments in the months of November and December resulting in higher than planned year-end inventories and lower than planned cash receipts. The Company also has incurred costs associated with the previously announced reduction of its workforce in Nuevo Laredo, Mexico. In order to have sufficient funds available to the Company to meet its liquidity needs, we requested an increase in our January credit availability," said Gordon Zacks, Chairman, President and Chief Executive Officer. "We are working closely with our lender to make sure that our credit facility is adequate to support our financing needs short-term and long-term."

In that connection, the Company is seeking to identify a second lender to participate with its current lender in an expanded credit facility to meet the Company's anticipated financing requirements in 2004. The Company has engaged an outside consulting firm to assist it in those efforts. The consulting firm also is advising the Company on initiatives to reduce operating costs.

The Company and its lender will review the Company's 2003 results when finalized, assess the level of monthly financing commitments necessary for the remainder of 2004, and review the covenants and other terms of the revolving credit facility. The Company currently recognizes that it may require additional borrowing capacity for February above the committed availability. The Company believes that its lender will support the Company's borrowing needs in February.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements in this release, other than statements of historical fact, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our current plans, and reflect our current assessment of the risks and uncertainties related to our business. In addition, there are factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include the Company's financial results for 2003, customer returns, the availability and costs of financing, the actual cash requirements of operating the Company and product demand. More general factors that could cause results to differ from those anticipated include: the economic and business environment

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and the impact of governmental regulations, both in the United States and abroad; the effects of direct sourcing by customers of competitive products from alternative suppliers; the loss of significant customers in connection with mergers, acquisitions, bankruptcies or other circumstances; economic, regulatory and cultural difficulties or delays in our business development outside the United States; our ability to improve processes and business practices to keep pace with the economic, competitive and technological environments; capacity, efficiency and supply constraints; weather; the effects of terrorist acts; acts of war; and other risks detailed in the our press releases, shareholder communications and Securities and Exchange Commission filings.